UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2014

Proto Labs, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-35435	41-1939628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5540 Pioneer Creek Drive Maple Plain, Minnesota	55359
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(763) 479-3680

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

On April 24, 2014, Proto Labs, Inc. (the “Company”) issued a press release announcing its entry into a Stock Purchase Agreement (the “Agreement”) relating to its purchase of FineLine Prototyping, Inc. (“FineLine”). This press release is furnished as Exhibit 99.1 hereto pursuant to Item 7.01 of this Current Report on Form 8-K, and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18 of the Exchange Act. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01.     Other Events.

On April 23, 2014, the Company entered into the Agreement by and among itself and Robert I. Connelly and Michael C. Goff (collectively, the “Sellers”). The Company consummated the transactions contemplated thereby on the same date and acquired all of the outstanding shares of capital stock of FineLine from the Sellers. FineLine is a provider of additive manufacturing services.

The Company paid the Sellers aggregate consideration of $34 million in cash at the closing for the shares of FineLine, which amount is subject to adjustment based on FineLine’s indebtedness and net working capital as of the closing date and FineLine’s expenses in connection with the transactions contemplated by the Agreement. The Agreement also provides that the Company will pay the Sellers up to an additional $3 million in cash if FineLine’s revenue for 2014 exceeds certain amounts and if certain milestones relating to the integration of FineLine’s and the Company’s businesses are achieved within certain timeframes, none of which extend beyond 24 months after the date of the Agreement.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

99.1                Press release of Proto Labs, Inc. dated April 24, 2014, announcing the purchase of FineLine Prototyping, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proto Labs, Inc.

Date:	April 24, 2014	By:	/s/ Victoria M. Holt
Victoria M. Holt
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description	Manner of Filing

99.1	Press release of Proto Labs, Inc. dated April 24, 2014, announcing the purchase of FineLine Prototyping, Inc.	Filed electronically